                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        HAWTHORNE FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                [HAWTHORNE LOGO]

                        HAWTHORNE FINANCIAL CORPORATION
                             2381 ROSECRANS AVENUE
                              EL SEGUNDO, CA 90245

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 24, 2000

     You are cordially invited to attend the Annual Meeting of Stockholders of Hawthorne Financial Corporation (the "Company"), which will be held at the Company's corporate headquarters, located at 2381 Rosecrans Avenue, El Segundo, California, on May 24, 2000, at 10:00 a.m., local time, to consider and act on the following matters:

          1. The election of seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

          2. Such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 12, 2000 as the record date for determining Stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

     WE HOPE YOU WILL ATTEND THE ANNUAL MEETING IN PERSON IF IT IS CONVENIENT FOR YOU TO DO SO. IF YOU ARE UNABLE TO ATTEND, IT IS IMPORTANT THAT YOU SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT A QUORUM IS PRESENT FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          /s/ EILEEN LYON
                                          Eileen Lyon
                                          Senior Vice President,
                                          General Counsel
                                          and Corporate Secretary

April 24, 2000

                        HAWTHORNE FINANCIAL CORPORATION
                             2381 ROSECRANS AVENUE
                              EL SEGUNDO, CA 90245

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     This Proxy Statement is being sent to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Hawthorne Financial Corporation (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on May 24, 2000, and at any postponement or adjournment thereof (the "Annual Meeting"). The approximate date of mailing of this Proxy Statement is April 24, 2000.

     The expenses of this proxy solicitation will be paid by the Company. The original mail solicitation may be supplemented by telephone, telegram, facsimile transmission or personal solicitation. The Company will also request record holders of shares beneficially owned by others to send proxy material to the beneficial owners of such shares and will reimburse such holders for their reasonable expenses incurred in doing so.

                                     VOTING

     The Board has selected April 12, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding 5,546,801 shares of Common Stock, par value $0.01 per share ("Common Stock"), the only outstanding class of voting securities of the Company. Holders of shares of Common Stock are entitled to cast one vote for each share held as of the Record Date. In addition, each Stockholder may cumulate his or her votes in the election of directors and give any nominee a number of votes equal to the number of directors to be elected multiplied by the number of his or her shares, or to distribute his or her votes among as many nominees as he or she sees fit.

     All proxies which are properly completed, signed and delivered to the Company prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions indicated thereon by the Stockholders giving such proxies. Each proxy received without specific directions indicated thereon will be voted FOR the election of the nominees named in this Proxy Statement, or as many of such nominees as may be elected as directors of the Company. The proxies solicited hereby confer authority on the proxy holders named therein to cumulate votes in the election of directors among the nominees for whom such proxies may be voted in such manner as they deem appropriate to elect the maximum possible number of such nominees. Each proxy delivered may be revoked by the Stockholder who executed it at any time before it is voted, by filing written notice of revocation, which may consist of a later dated proxy, with the Secretary of the Company prior to the vote on the matters described herein or by attending the meeting and voting in person.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority.

     The Board does not know of any business to be presented for action at the Annual Meeting other than that stated in this Proxy Statement. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

                             ELECTION OF DIRECTORS

     A board of seven directors will be elected at the Annual Meeting to serve for the ensuing year and until their successors are duly elected and qualified.

     The following table sets forth certain information concerning the nominees of the Board, each of whom is currently a director of the Company. Each nominee has indicated his or her willingness to serve if elected. If any nominee is unable to serve, an event the Board does not anticipate, the persons named in the accompanying proxy will vote for such replacement nominees as the Board shall select. Each of the directors of the Company is also a director of Hawthorne Savings, F.S.B. (the "Bank"), a wholly owned subsidiary of the Company.

     In December 1995, the Company sold $27.0 million of "investment units" in a private placement offering. Pursuant to an agreement entered into in connection with the offering, each of the three largest purchasers of investment units is entitled to recommend one person for nomination by the Board of Directors for election as a director. Pursuant to these rights, Fort Pitt Fund, L.P. recommended Harry F. Radcliffe, and Lee M. Bass recommended Anthony W. Liberati. Also pursuant to its rights, one of the three largest purchasers of investment units, Value Partners Ltd., previously recommended Douglas J. Wallis, who became a director in July 1998. Mr. Wallis resigned from the Boards of Directors of the Company and the Bank in July 1999. Pursuant to its rights, Value Partners, Ltd. recommended Gary W. Brummett, who became a director in October 1999. The right of each of these purchasers to nominate a director terminates at the time the purchaser no longer owns Warrants to purchase 220,000 shares of Common Stock and/or shares of Common Stock acquired upon the exercise of Warrants.

NOMINEES FOR ELECTION AS DIRECTORS

                                                                 SHARES OF         PERCENTAGE OF
                                                                   COMMON           OUTSTANDING
                                                 DIRECTOR    STOCK BENEFICIALLY       COMMON
                  NAME                    AGE     SINCE           OWNED(1)             STOCK
                  ----                    ---    --------    ------------------    -------------
Marilyn Garton Amato(2).................  60       1998            32,662                 *
Gary W. Brummett(3).....................  42       1999            22,000                 *
Timothy R. Chrisman(4)..................  53       1994            43,693                 *
Simone F. Lagomarsino...................  38       1999             1,248(5)              *
Anthony W. Liberati(6)..................  67       1996            20,000                 *
Harry F. Radcliffe(7)...................  49       1996           626,651              10.7%
Howard E. Ritt(8).......................  75       1993            22,500                 *

---------------
 *  Less than 1%.

(1) As of April 12, 2000. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the table above does not necessarily reflect the person's actual voting power at any particular date.

(2) Includes (i) 17,662 shares directly owned, and (ii) 15,000 shares which Ms. Amato may acquire within 60 days of April 12, 2000 upon the exercise of stock options.

(3) Includes (i) 2,000 shares directly owned, and (ii) 20,000 shares which Mr. Brummett may acquire within 60 days of April 12, 2000 upon the exercise of stock options.

(4) Includes (i) 22,693 shares directly owned, (ii) 15,000 shares which Mr. Chrisman may acquire within 60 days of April 12, 2000 upon the exercise of stock options and (iii) 6,000 shares which Mr. Chrisman may acquire within 60 days of April 12, 2000 upon the exercise of Warrants.

(5) Does not include 94,407 shares held of record by the 401(k)/ESOP which have been allocated to participants' accounts and which are voted by Ms. Lagomarsino and other officers as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion. Ms. Lagomarsino disclaims beneficial ownership of such shares.

(6) Includes (i) 5,000 shares directly owned, and (ii) 15,000 shares which Mr. Liberati may acquire within 60 days of April 12, 2000 upon the exercise of stock options.

(7) Includes (i) 196,258 shares directly owned by the Fort Pitt Fund, L.P., the Fort Pitt Fund, III, L.P., and Harry F. Radcliffe, (ii) 15,000 shares which Mr. Radcliffe may acquire within 60 days of April 12, 2000 upon the exercise of stock options, and (iii) 409,393 shares which Fort Pitt Fund, L.P. may acquire upon the exercise of Warrants. Mr. Radcliffe is the President and Chief Executive Officer of Fort Pitt Capital Management Corp., the General Partner of Fort Pitt Fund, L.P., and Fort Pitt Fund III, L.P.

(8) Includes (i) 7,500 shares directly owned by the Ritt Family Trust of which Mr. Ritt is a co-trustee, and (ii) 15,000 shares which Mr. Ritt may acquire within 60 days of April 12, 2000 upon the exercise of stock options.

BIOGRAPHICAL INFORMATION

     MARILYN GARTON AMATO has owned and operated for more than the past five years an interior design firm, The Finishing Touch, that specializes in both commercial and residential interior design. She has also been active in many civic and charitable groups over the years and is the daughter of Dr. Cecil O. Garton, a past director and Chairman of the Board of Directors of the Company and a director of the Bank.

     GARY W. BRUMMETT has been a principal in Brummett Consulting Group, a consulting firm serving the financial services industry, since February 1997. Prior to that, he had been Chief Operating Officer, of Cal Fed Bancorp since April 1985. Mr. Brummett served as the Company's interim Chief Executive Officer from November 17, 1999 to December 7, 1999.

     TIMOTHY R. CHRISMAN has been the President and owner of Chrisman & Company, Inc., an executive search firm specializing in the placement of senior executives in the financial services industry, since 1980. Mr. Chrisman has previously served as a director of other savings institutions. In February 1996, Mr. Chrisman was named Chairman of the Board of the Company and the Bank. Mr. Chrisman is also a director of Operation Hope, a nonprofit investment banking firm for inner city urban development.

     SIMONE F. LAGOMARSINO has been a director and the President and Chief Executive Officer of the Company and the Bank since December 1999. Prior to that, Ms. Lagomarsino was Executive Vice President and Chief Financial Officer of the Company and the Bank since February 1999. She previously served as Executive Vice President and Chief Financial Officer of First Plus Bank from March 1998 to February 1999, Senior Vice President of Imperial Financial Group from March 1997 to March 1998 and Senior Vice President and Chief Financial Officer of Ventura County National Bancorp.

     ANTHONY W. LIBERATI has been the Chairman of the Board of Directors of Miami Computer Supply Corporation, a distributor of computer supplies, since May 1996. Mr. Liberati retired in 1995 from the Edward J. DeBartolo Corporation, Youngstown, Ohio where he was the Chief Operating Officer. Prior to his appointment as Chief Operating Officer, he was the DeBartolo Corporation's Chief Financial Officer. Mr. Liberati is a former member of the Board of Directors of DeBartolo Realty Corporation, Youngstown, Ohio, a real estate investment trust. Mr. Liberati is a Director of First Fidelity Bancorp. Mr. Liberati is a Limited Partner in Fort Pitt Fund I, Ford Pitt Fund II, and Fort Pitt Fund III.

     HARRY F. RADCLIFFE has been President and Chief Executive Officer of Fort Pitt Capital Management Corp. since April 1997. From December 1993 through March 1997, Mr. Radcliffe was the President, Chief Executive Officer and a Director of First Home Bancorp, Inc., Pittsburgh, Pennsylvania, and was President and Chief Executive Officer of its subsidiary First Home Savings Bank, F.S.B., from December 1993 and a

Director from May 1993 until March 1997. He previously served as a Director and President of First South Savings Association from April 1989 to December 1993, and as its Chief Executive Officer from June 1989 to December 1993 and Director, President and Chief Executive Officer from May 1990 to December 1993. He also served as Director of Home Bancorp, Inc. and Home Savings Bank, F.S.B., Norfolk, Virginia from October 1994 to September 1995. Mr. Radcliffe is a Director of Essex Savings Bank, F.S.B., Virginia Beach, Virginia, Miami Computer Supply Corporation, First Home Bancorp and First Fidelity Bancorp.

     HOWARD E. RITT retired in 1990 as an Executive Vice President of Sanwa Bank California.

BOARD MEETINGS; BOARD COMMITTEES; COMPENSATION OF DIRECTORS

     The Board of Directors held 15 meetings in 1999. All directors attended at least 75% of the number of meetings held by the Board or any committee of the Board on which he or she served.

     The Boards of Directors of the Company and the Bank have established and delegated certain powers to various committees, including (i) a Compensation Committee, which acts on behalf of both the Boards of Directors of the Company and the Bank, (ii) an Audit Committee of the Bank, (iii) a Credit Committee of the Bank and (iv) a Capital Committee of the Company.

     The Compensation Committee consists of all non-management directors of the Company and the Bank. Prior to February 1999, the committee was comprised of Mr. Liberati (Chairman) and Mr. Ritt. The authority of the Compensation Committee is described under "Executive Compensation -- Report on Executive Compensation." The Compensation Committee met 6 times in 1999.

     The Audit Committee consists of all non-management directors of the Bank. Prior to February 1999, the committee included Ms. Amato and Messrs. Ritt (Chairman), Chrisman, Liberati, and Wallis. The Committee maintains delegated responsibility to (i) provide oversight to the Bank's internal audit group, including approving the annual internal audit plan and monitoring individual audits and the reporting thereon by the internal audit group, and (ii) meet periodically with the Company's and the Bank's independent public accountants, including reviewing the results of the annual audit and any findings of the accountants in connection therewith. The Audit Committee met 11 times in 1999.

     The Credit Committee consists of all directors of the Bank. Prior to February 1999, the Credit Committee consisted of Messrs. Scott Braly, the Company's former President and Chief Executive Officer, Liberati, Radcliffe (Chairman) and Wallis. The Credit Committee maintains delegated responsibility to (i) provide oversight with respect to the Bank's lending activities, including the Bank's lending administration, resourcing and scope of activities, and (ii) evaluate loans, or groups of loans, prior to their funding. The Credit Committee met 15 times in 1999.

     The Capital Committee consists of all directors of the Bank. Prior to February 1999, the Capital Committee consisted of Messrs. Radcliffe (Co-Chairman), Liberati (Co-Chairman) and Chrisman. The Capital Committee is an ad hoc committee which did not meet during 1999. The Capital Committee has delegated responsibility to (i) periodically assess the Company's and the Bank's capital structure and to make recommendations to the full Board with respect thereto, and (ii) select professional advisors to the Company with respect to individual capital-related transactions, including investment banking firms and securities counsel.

     Each non-employee director receives an annual retainer fee of $15,000 and an additional fee for each Board meeting attended. In addition to the meeting fee received by each director, the Chairman of the Board receives an additional fee of $1,500 per meeting attended. Prior to April 1999, the Chairs of the Audit, Credit and Compensation Committees and the Co-Chairs of the Capital Committee also received $500 for each Board meeting that they attended. In April 1999, the Company's policies regarding director fees were changed to eliminate the fees paid to chairs of committees and to increase the meeting fees from $1,000 to $1,500 for directors other than the Chairman. All of the directors of the Company are also directors of the Bank and receive only the above described fees for their combined service.

     The non-employee directors of the Company (other than Mr. Brummett) each received a grant of 20,000 options on July 22, 1998. The exercise price for these options is $18.444, the market value of the Common Stock on the date of the grant. 50% of these options vested on the first anniversary of the grant date, 25% vested on the second anniversary and 25% will vest on the third anniversary. In December 1999, Mr. Brummett was granted an option to purchase 20,000 shares. The exercise price for this option was $13.306, the market value of the Common Stock on the date of the grant. The option was fully vested upon grant. All director options expire 5 years after the dates of vesting.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth as of April 12, 2000 certain information regarding the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each executive officer named in the Summary Compensation Table in this Proxy Statement, and (iii) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                            SHARES
                                                         BENEFICIALLY    PERCENT OF
               NAME OF BENEFICIAL OWNER                     OWNED          CLASS
               ------------------------                  ------------    ----------
Value Partners, Ltd.(1)................................   1,241,100         19.9%
Bass Group(2)..........................................     647,637         10.9
Harry F. Radcliffe(3)..................................     626,651         10.7
Scott A. Braly(4)......................................     413,267          7.4
Dimensional Fund Advisors Inc.(5)......................     341,700          6.3
Financial Stocks, Inc.(6)..............................     307,800          5.7
Ontario Teachers' Pension Plan Board(7)................     295,779          5.4
Simone F. Lagomarsino(8)(9)............................       1,248            *
Gary W. Brummett(10)...................................      22,000            *
David L. Hardin, Jr.(11)(9)............................      75,150          1.3
Charles Stoneburg(12)..................................      27,147            *
Michael D. Cain(13)....................................      13,502            *
Steven R. Gardner(14)..................................      13,277            *
All directors and executive officers as a group (13
  persons)(15)(16).....................................     266,955          4.7%

---------------
  *  Less than 1%.

 (1) This information is based on a Schedule 13D filed on July 8, 1998 by Value Partners, Ltd., a Texas Limited Partnership, Ewing & Partners, a Texas General Partnership, and Timothy G. Ewing. Ewing & Partners is the General Partner of Value Partners. Timothy G. Ewing is the Managing General Partner of Ewing & Partners. The Schedule 13D indicates that Value Partners, Ltd. has beneficial ownership of 1,241,100 shares of Common Stock, which amount includes 790,874 shares acquirable upon exercise of Warrants and 450,226 shares of Common Stock directly owned. The address for Value Partners Ltd. is
     c/o Timothy G. Ewing, Value Partners, Ltd., c/o Ewing & Partners, Suite 4660 West, 2200 Ross Avenue, Dallas, Texas 75201.

 (2) This information is based on an amendment to the Schedule 13D filed on December 3, 1999 by Portfolio II Investors, L.P., The Bass Management Trust, Sid R. Bass Management Trust, Sid R. Bass and Lee M. Bass, (the "Bass Group"). The Schedule 13D indicates that the Bass Group has beneficial ownership of 647,637 shares of Common Stock, which amount includes 511,742 shares which may be acquired upon the exercise of Warrants and 135,725 shares of Common Stock directly owned by members of the Bass Group. The Schedule 13D indicates that the Warrants and the Common Stock are held in the following names: The Bass Management Trust (39,919 shares and 232,610 Warrants), Sid R. Bass Management Trust (279,132 Warrants), Sid
     R. Bass (47,903 shares), and Lee M. Bass (47,903 shares). The address for the Bass Group is c/o W. Robert Cotham, 201 Main Street, Suite 2600, Fort Worth, Texas, 76102.

 (3) This information is based on the Schedule 13D filed on December 24, 1998 by the Fort Pitt Fund, L.P., the Fort Pitt Fund, III, L.P., and Harry F. Radcliffe. Mr. Radcliffe is the President and Chief Executive Officer of Fort Pitt Capital Management Corp., the General Partner of Fort Pitt Fund, L.P., and the Ford Pitt Fund III, L.P. The Schedule 13D indicates that the Fort Pitt Fund, L.P. has beneficial ownership of 479,651 shares of Common Stock, which amount includes 409,393 shares acquirable upon the exercise of Warrants and 70,258 shares of Common Stock directly owned, and that Fort Pitt Fund, III has beneficial ownership of 120,000 shares of Common Stock directly owned. Harry F. Radcliffe's ownership includes (i) 6,000 shares directly owned, and (ii) 15,000 shares which Mr. Radcliffe may acquire within 60 days of April 12, 2000 upon the exercise of stock options. The address for the Fort Pitt Fund, L.P. is 40 Wiggins Lane, Uniontown, Pennsylvania 15401.

 (4) Includes (i) 299,255 shares directly owned, (ii) 111,653 shares which Mr. Braly may acquire within 60 days of April 12, 2000 upon the exercise of Warrants, (iii) 2,185 shares held by the 401(k) Plan which have been allocated to Mr. Braly and (iv) 174 shares held by the ESOP which have been allocated to Mr. Braly.

 (5) This information is based on the Schedule 13G filed February 11, 2000 by Dimensional Fund Advisors Inc. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

 (6) This information is based on the Schedule 13D filed July 8, 1998 by Financial Stocks, Inc. The address for Financial Stocks, Inc. is c/o John
     M. Stein, 507 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202.

 (7) This information is based on the Schedule 13D filed December 4, 1999 by Ontario Teachers' Pension Plan. The address for Ontario Teachers' Pension Plan is 5650 Yonge Street, 5th Floor, Toronto, Ontario M2M 4H5 Canada.

 (8) Includes (i) 1,000 shares directly owned and (ii) 248 shares allocated to Ms. Lagomarsino's 401(k) Plan account.

 (9) Shares beneficially owned by Ms. Lagomarsino and Mr. Hardin do not include 94,407 shares held of record by the 401(k)/ESOP which have been allocated to participants' accounts and which are voted by them as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion. Ms. Lagomarsino and Mr. Hardin disclaim beneficial ownership of such shares.

(10) Includes (i) 1,000 shares directly owned and (ii) 20,000 shares which Mr. Brummett may acquire within 60 days of April 12, 2000.

(11) Includes (i) 2,912 shares directly owned, (ii) 57,000 shares which Mr. Hardin may acquire within 60 days of April 12, 2000 upon the exercise of stock options, (iii) 13,200 shares which Mr. Hardin may acquire upon the exercise of Warrants, (iv) 2,038 shares allocated to Mr. Hardin's 401(k) Plan account and (v) 174 shares held by the ESOP which have been allocated to Mr. Hardin's account.

(12) Includes (i) 26,000 shares which Mr. Stoneburg may acquire within 60 days of April 12, 2000 upon the exercise of stock options and (ii) 147 shares allocated to Mr. Stoneburg's ESOP account.

(13) Includes (i) 12,500 shares which Mr. Cain may acquire within 60 days of April 12, 2000 upon the exercise of stock options and (ii) 1,002 shares allocated to Mr. Cain's 401(k) Plan account. Mr. Cain resigned his positions with the Bank on January 18, 2000.

(14) Includes (i) 12,500 shares which Mr. Gardner may acquire within 60 days of April 12, 2000 upon the exercise of stock options and (ii) 777 shares allocated to Mr. Gardner's 401(k) Plan account. Mr. Gardner resigned his positions with the Bank on February 3, 2000.

(15) Excludes Named Executive Officers who are not currently executive officers. Current executive officers include Ms. Lagomarsino, Mr. Hardin and Mr. Stoneburg, as well as Karen Abajian, Executive Vice President and Chief Financial Officer, Dan Ruvalcaba, Executive Vice President and Chief Credit Officer, William R. Brown, Senior Vice President and Eileen Lyon, Senior Vice President and General Counsel.

(16) Includes (i) 65,767 shares directly owned, (ii) 178,000 shares which members of the group may acquire within 60 days of April 12, 2000 upon the exercise of stock options, (iii) 19,200 shares which members of the group may acquire within 60 days of April 12, 2000 upon the exercise of Warrants and (iv) 3,988 shares held by the 401(k)/ESOP which have been allocated to the accounts of executive officers. Excludes 94,407 shares held of record by the 401(k)/ESOP which have been allocated to participants' accounts and which are voted by Ms. Lagomarsino and Mr. Hardin as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to the three individuals who served as Chief Executive Officer during 1999, and the four other most highly compensated executive officers who were serving as executive officers of the Company and the Bank at December 31, 1999 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                     ---------------
                                               ANNUAL COMPENSATION     SECURITIES
                                               -------------------     UNDERLYING           OTHER
          NAME AND POSITION             YEAR    SALARY    BONUS(1)   OPTIONS/SARS(#)   COMPENSATION(2)
          -----------------             ----   --------   --------   ---------------   ---------------
Simone F. Lagomarsino(3)..............  1999   $184,614   $100,000       75,000           $ 33,993(4)
  President and Chief Executive         1998         --         --           --                 --
  Officer                               1997         --         --           --                 --
Gary W. Brummett(5)...................  1999   $ 46,154         --       20,000                 --
  Interim Chief Executive Officer       1998         --         --           --                 --
                                        1997         --         --           --                 --
Scott A. Braly(6).....................  1999   $353,848         --           --           $111,845(7)
  President and Chief Executive         1998    400,000         --           --             10,000
  Officer                               1997    337,500         --       20,000              4,800
David L. Hardin, Jr...................  1999   $210,000   $ 25,000           --           $  8,000
  Executive Vice President              1998    195,417     75,000           --              6,954
                                        1997    175,000     30,000           --
Charles Stoneburg.....................  1999   $168,076   $ 20,000           --           $ 36,000(8)
  Executive Vice President              1998    130,000     59,869           --             36,000(8)
                                        1997    130,000         --           --                147
Michael D. Cain(9)....................  1999   $176,922   $ 30,000           --           $  6,865
  Senior Vice President                 1998    150,000     96,685       20,000              7,000
                                        1997    108,333     35,000       25,000             52,375(10)
Steven R. Gardner(11).................  1999   $200,000   $ 45,000           --           $  6,342
  Senior Vice President                 1998    200,000    140,000       20,000              6,000
                                        1997     12,949         --       25,000             50,000(12)

---------------
 (1) Amounts were earned in the years indicated. Bonuses were paid in the year earned or in the first quarter of the following year.

 (2) Except as otherwise disclosed, Other Compensation is comprised solely of 401(k) matching contributions made by the Company.

 (3) Ms. Lagomarsino was appointed Chief Executive Officer on December 7, 1999. From February 17, 1999 to December 7, 1999, Ms. Lagomarsino served as the Chief Financial Officer of the Company and the Bank.

 (4) Includes a $30,000 signing bonus and $871 COBRA reimbursement.

 (5) Mr. Brummett served as interim Chief Executive Officer from November 17, 1999 through December 7, 1999.

 (6) Mr. Braly resigned November 17, 1999.

 (7) Includes severance and PTO payout of $103,845.

 (8) Includes housing allowances of $36,000 in 1999 and 1998.

 (9) Mr. Cain resigned on January 18, 2000.

(10) Includes a relocation bonus of $50,000.

(11) Mr. Gardner resigned on February 3, 2000.

(12) Includes a signing bonus of $50,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth certain information regarding stock options granted during 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE VALUE
                           NUMBER OF                                                     AT ASSUMED RATE OF STOCK
                           SECURITIES   PERCENT OF TOTAL                                  PRICE APPRECIATION FOR
                           UNDERLYING   OPTIONS GRANTED                                       OPTION TERM(1)
                             OPTION     TO EMPLOYEES IN     EXERCISE OR    EXPIRATION   --------------------------
          NAME             GRANTED(2)    FISCAL YEAR(3)    BASE PRICE(4)      DATE          5%             10%
          ----             ----------   ----------------   -------------   ----------   -----------    -----------
Simone F. Lagomarsino....    35,000                           $13.725        12/7/07     $283,376       $360,352
                             40,000           55.0%            15.091        3/24/07      225,678        286,955
Scott Braly..............        --             --                 --             --           --             --
Gary W. Brummett.........    20,000           14.8%            13.306       12/14/07       96,414        122,035
David L. Hardin, Jr. ....        --             --                 --             --           --             --
Charles Stoneburg........        --             --                 --             --           --             --
Steven R. Gardner........        --             --                 --             --           --             --
Michael D. Cain..........        --             --                 --             --           --             --

---------------
(1) The potential realizable value is based on the Black-Scholes option pricing model. These amounts are calculated pursuant to applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of the Common Stock.

(2) Ms. Lagomarsino's options become exercisable ("vest") on the third anniversary of the grant date. Mr. Brummett's options were fully vested on the date of grant.

(3) Options covering an aggregate of 135,000 shares were granted to employees during 1999.

(4) The exercise price and the tax withholding obligations related to such exercise may be paid by delivery of already owned shares, subject to certain conditions.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth, for each of the Named Executive Officers, certain information regarding options exercised in 1999 and options held at December 31, 1999:

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   SHARES                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  ACQUIRED      VALUE       OPTIONS/SARS AT FISCAL        OPTIONS/SARS AT FISCAL
                                 ON EXERCISE   REALIZED          YEAR-END(#)                    YEAR-END($)
             NAME                    (#)         ($)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
             ----                -----------   --------   --------------------------   -----------------------------
Simone F. Lagomarsino..........        --           --             0       75,000       $        0         $0
Scott A. Braly.................        --           --       232,000            0        1,664,200          0
Gary W. Brummett...............        --           --        20,000            0                0          0
David L. Hardin, Jr. ..........        --           --        57,000            0          447,450          0
Charles Stoneburg..............     1,000       $9,428        26,000       30,000          325,000          0
Michael D. Cain................        --           --        12,500       32,500                0          0
Steven R. Gardner..............        --           --        12,500       32,500                0          0

---------------
(1) Based on the closing sale price of $12.50 for the Common Stock on December 31, 1999, less the option exercise price.

CHANGE IN CONTROL ARRANGEMENTS

     On February 22, 2000, the Compensation Committee of the Board of Directors approved a change of control pay plan providing for the payment of three years' base salary and bonus, including an excise tax gross-up payment, for the Chief Executive Officer of the Company, and providing for two years' base salary and bonus, including an excise tax gross-up payment, for all Executive Vice Presidents of the Company (at present, 4 persons), all Senior Vice Presidents reporting directly to the President (at present, 2 persons) and the Senior Vice President-People Development. The change of control pay plan will be reflected in formal agreements that have not been finalized as of the date of this proxy statement.

REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company and the Bank have established a joint Compensation Committee (the "Compensation Committee") comprised of the nonmanagement members of the Board. The Compensation Committee (i) has oversight responsibility for the Bank's compensation policies, benefits and practices,
(ii) reviews and approves or disapproves the Chief Executive Officer's recommendations concerning the compensation (including specific incentive awards) of officers directly reporting to her, (iii) approves all stock option grants, (iv) approves the aggregate amount of bonuses paid to employees, and (v) has oversight responsibility for management planning and succession. The Compensation Committee from time to time retains independent compensation consultants to assist it in the exercise of its responsibilities, including developing compensation plans and providing comparative data regarding the Bank's compensation policies.

     The Bank's compensation programs are designed to provide the Bank's employees, including the Bank's executive officers, with a competitive annual salary and benefits and the potential to earn cash bonuses based upon periodic, measurable performance. In addition, key employees, including executive officers, have the potential to receive one or more grants of stock options under the Company's Option Plans. The Compensation Committee believes that this combination of programs provides reasonable incentives to the Bank's executive officers to meet or exceed the Bank's annual or multi-year financial and operational goals, and reasonably aligns the interests of such officers with those of the Company's stockholders.

     Commencing with the recapitalization of the Company and the Bank in late 1995, the Bank's principal managers, including the executive officers, have received, in addition to their annual salaries, long-term incentive compensation in the form of stock option grants from one of the Company's Option Plans. Prior to December 1998, vesting of options was generally determined annually by the Board, based upon each option holder's individual performance and recommendations made by the Chief Executive Officer. Commencing in December 1998, new options granted generally have a three year "cliff" vesting, determined at the grant date, subject to acceleration under certain circumstances, including a change in control.

     Commencing in 1998, the Bank modified its cash bonus program to include all employees of the Company and the Bank, except for Scott Braly, the Company's former Chief Executive Officer, who was not eligible for a cash bonus. See "Compensation of the Chief Executive Officer -- Mr. Braly." In 1999, the Committee approved a plan pursuant to which bonuses for senior managers, including the Company's executive officers, were based upon annual measurements of individual and collective performance. As originally adopted, senior managers were entitled to a bonus equal to a percentage of their annual salary if certain per share earnings targets were met. An additional bonus potential is based upon their individual performance as rated by the Chief Executive Officer. The Board reserved the right, however, to grant bonuses to specified individuals to the extent warranted by an individual's performance.

     During 1999, the Company earned $1.33 fully diluted earnings per share, which was below the adjusted per share earnings targets established by the Board. However, due to a number of factors including changes in executive management, competitive considerations and recommendations by the Company's Chief Executive Officer, as well as a recognition that 1999 earnings per share were negatively affected by significant one-time adjustments not related to their individual performance, the Committee approved bonuses to, among others, certain of the executive officers in the amounts set forth in the Summary Compensation Table.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     During 1999, Scott W. Braly served as President and Chief Executive Officer of the Company and the Bank from January 1 to November 17, and Simone F. Lagomarsino served in that capacity from December 8 through December 31. During the period from November 17 to December 7, Gary W. Brummett, a director of the Company, served as interim Chief Executive Officer. Accordingly, information regarding compensation provided to each of Mr. Braly, Mr. Brummett and Ms. Lagomarsino is set forth below.

     Mr. Braly. Mr. Braly served as the Chief Executive Officer of the Company and the Bank from July 1993 until November 17, 1999. In June 1997, the Board increased Mr. Braly's annual salary to $400,000 from $250,000, the salary which had been in effect since the commencement of Mr. Braly's employment in July 1993. During 1999, Mr. Braly's annual salary remained at $400,000. For 1999, Mr. Braly was not entitled to, and did not receive, a cash bonus.

     On November 17, 1999, Mr. Braly resigned his positions as President and Chief Executive Officer and director of Company and the Bank. In connection with and as a condition of his resignation, the Company entered into a severance agreement and general release with Mr. Braly pursuant to which (i) he will continue to receive his salary for a period of 24 months, (ii) Mr. Braly and his dependents will continue to be covered under the Bank's health benefit program for a period of 24 months and (iii) Mr. Braly will be permitted to purchase the "key man" life insurance policy maintained by the Bank.

     Mr. Brummett. Mr. Brummett served as interim Chief Executive Officer after Mr. Braly's resignation while the Board of Directors searched for a replacement. The Board agreed to compensate Mr. Brummett for his services from November 17 through the end of the year at a rate of $400,000 per annum, the same annual salary received by Mr. Braly. In addition, the Board granted Mr. Brummett 20,000 stock options.

     Ms. Lagomarsino. Ms. Lagomarsino was appointed President and Chief Executive Officer of Company and the Bank effective December 7, 1999. Ms. Lagomarsino served as the Chief Financial Officer of Company and the Bank from February 17, 1999 through December 7, 1999, and continued to serve as acting Chief Financial Officer until April 1, 2000. In determining Ms. Lagomarsino's salary of $300,000 per annum upon her promotion to Chief Executive Officer, the Committee took into consideration the amount of salary that had been paid to her predecessor, Mr. Braly, Ms. Lagomarsino's relative years of service and experience as a chief executive officer, and competitive salaries paid to individuals in comparable positions. In determining Ms. Lagomarsino's incentive compensation for 1999, the Committee reviewed Ms. Lagomarsino's performance during 1999 as both Chief Financial Officer and President and Chief Executive Officer. Due to her performance as Chief Financial Officer and the additional responsibilities assumed by Ms. Lagomarsino as President and Chief Executive Officer of Company and the Bank, the Committee recommended and Company's Board of Directors approved an incentive compensation payment to Ms. Lagomarsino of $100,000.

                                          COMPENSATION COMMITTEE

                                          Anthony W. Liberati, Chairman
                                          Marilyn Garton Amato
                                          Timothy R. Chrisman
                                          Harry F. Radcliffe
                                          Howard E. Ritt
                                          Gary W. Brummett

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total Stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index and the SNL Securities Western Thrift Index for publicly traded savings institution holding companies for the period beginning December 31, 1994 and ended December 31, 1999.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG HAWTHORNE FINANCIAL CORPORATION, NASDAQ MARKET INDEX AND
                      SNL SECURITIES WESTERN THRIFT INDEX*

                        HAWTHORNE FINANCIAL CORPORATION
                            TOTAL RETURN PERFORMANCE
HAWTHORNE GRAPH

                                                   HAWTHORNE FINANCIAL
                                                       CORPORATION             NASDAQ - TOTAL US**      SNL WESTERN THRIFT INDEX
                                                   -------------------         -------------------      ------------------------
12/31/94                                                 100.00                      100.00                      100.00
12/31/95                                                 100.00                      141.33                      166.92
12/31/96                                                 162.50                      173.89                      212.81
12/31/97                                                 402.50                      213.07                      351.43
12/31/98                                                 320.00                      300.25                      302.50
12/31/99                                                 250.00                      542.43                      242.47

---------------
 * Source: SNL Securities, L.C.

** Source: CRSP, Center for Research in Security Prices, Graduate School of
   Business, The University of Chicago 1999. Used with permission. All rights reserved. crsp.com.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1998, the Company entered into agreements with Chrisman & Company, Inc., a firm that specializes in executive recruiting for the financial services industry. Mr. Timothy R. Chrisman, Chairman of the Board of the Company, is the President and owner of Chrisman & Company. Pursuant to these agreements, the Company engaged Chrisman & Company to assist in recruiting qualified candidates for the positions of the Executive Vice President -- Chief Financial Officer and Senior Vice President -- General Counsel. In 1999, the Company engaged Chrisman & Company to assist in the recruitment of an Executive Vice President -- Chief Credit Officer. Pursuant to these agreements, the Company paid Chrisman & Company a retainer and agreed to pay to Chrisman & Company an amount equal to 29% of the first years' annual cash compensation paid to the selected candidates. During 1999, the Company paid Chrisman & Company an aggregate of $181,730 pursuant to these agreements. The Company believes that the terms of these agreements are no less favorable to the Company than the Company could have arranged with an unrelated third party.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Deloitte & Touche LLP, certified public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions. The representative will be given the opportunity to make a statement if the representative wishes to do so.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by reporting persons of the Company pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with requirements of the Exchange Act.

                STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     All proposals of Stockholders intended to be presented for consideration at the next annual meeting of Stockholders must be received by the Company no later than December 26, 2000 for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting.

     THE COMPANY WILL PROVIDE EACH STOCKHOLDER FREE OF CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, WITHOUT EXHIBITS. THE COMPANY WILL FURNISH A COPY OF THE EXHIBITS TO ITS FORM 10-K TO ANY STOCKHOLDER UPON REQUEST AND PAYMENT OF A COPYING CHARGE OF ($.25) PER PAGE. REQUESTS SHOULD BE ADDRESSED TO:

                        HAWTHORNE FINANCIAL CORPORATION
                            ATTN: INVESTOR RELATIONS
                             2381 ROSECRANS AVENUE
                              EL SEGUNDO, CA 90245

                                          By Order of the Board of Directors

                                          /s/ SIMONE LAGOMARSINO
                                          Simone F. Lagomarsino,
                                          President and Chief Executive Officer

April 24, 2000

REVOCABLE
PROXY

                        HAWTHORNE FINANCIAL CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                        HAWTHORNE FINANCIAL CORPORATION

     The undersigned, a stockholder of HAWTHORNE FINANCIAL CORPORATION, a Delaware corporation, (the "Company") hereby appoints Simone Lagomarsino and Timothy R. Chrisman, and each of them, the proxy of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held on May 24, 2000, and at any of its postponements or adjournments, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

1.    ELECTION OF DIRECTORS as provided in the Company's Proxy Statement:

                  FOR                               WITHHOLD
           all nominees listed                 Authority to vote for
         below (except as marked                  the nominees
          to the contrary below).                 listed below.

                  [ ]                                  [ ]


      (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR A NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT THE NAME OF THE NOMINEE BELOW)


      Marilyn Garton Amato                      Simone Lagomarsino
      Gary Brummett                             Anthony W. Liberati
      Timothy R. Chrisman                       Howard E. Ritt
      Harry F. Radcliffe


                                        The undersigned hereby revokes any other
                                   proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that the proxy holders may lawfully do by virtue hereof. AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY OF ITS POSTPONEMENTS OR ADJOURNMENTS, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                                             This Proxy will be voted in
                                         accordance with the instructions set
                                         forth above. THIS PROXY WILL BE TREATED
                                         AS A GRANT OF AUTHORITY TO VOTE FOR THE
                                         ELECTION OF THE DIRECTORS NAMED AND AS
                                         THE PROXY HOLDERS SHALL DEEM ADVISABLE
                                         ON SUCH OTHER BUSINESS AS MAY COME
                                         BEFORE THE ANNUAL MEETING, UNLESS
                                         OTHERWISE DIRECTED.

                                             The undersigned acknowledges
                                         receipt of a copy of the Notice of
                                         Annual Meeting and accompanying Proxy
                                         Statement dated April 24, 2000 relating
                                         to the Annual Meeting.


Signature(s)_______________________________________ Date: __________, 2000
The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE